Exhibit 99.1

                 Cherokee International Reports Third
                    Quarter 2005 Financial Results

    TUSTIN, Calif.--(BUSINESS WIRE)--Nov. 15, 2005--Cherokee International Corporation (NASDAQ:CHRK), a leading provider of custom-designed power supplies, today announced its financial results for the quarter ended September 30, 2005.
    Net sales for the third quarter of 2005 totaled $26.4 million, down 27% compared to $36.4 million for the third quarter in 2004, and down 15% compared to $31.0 million for the second quarter of 2005. Third quarter sales, relative to the second quarter, were impacted by softness in the telecom market segment in Western Europe.
    Net loss for the third quarter of 2005 was $2.2 million, or $0.11 per diluted share, compared to net income of $1.7 million, or $0.09 per diluted share, for the third quarter a year ago.
    General and administrative expenses for the third quarter were lower than the second quarter of 2005 due to reductions in professional fees associated with the deferral of Sarbanes-Oxley
Section 404 compliance for companies our size, as well as from the Company's seasonal plant shutdown in Belgium.
    "During the third quarter, a number of programs which were previously delayed entered production, which will result in larger production quantities in the fourth quarter and beyond," said Jeffrey
M. Frank, Cherokee's President and Chief Executive Officer. "We are close to the completion of our new facility in China, which is on schedule and expected to be operational by the first quarter of 2006."
    For the nine months ended September 30, 2005, net sales totaled $89.4 million, compared to $111.8 million for the same period in 2004. Net loss for the nine months ended September 30, 2005 was $3.3 million, or $0.17 per diluted share, compared to net income of $8.2 million, or $0.50 per diluted share, for the nine months ended September 30, 2004. Results for the nine months in 2005 include a gain from insurance proceeds of $2.5 million related to a fire in January 2004 at the Company's operation in Europe. During the first nine months of 2005, the Company experienced significantly higher professional fees associated with Sarbanes-Oxley compliance, compared to the prior year.
    Looking ahead to the fourth quarter, the Company expects mid-teen revenue growth over the third quarter.

    Conference Call Today

    The senior management of Cherokee will hold a conference call today at 5:00 p.m. Eastern (2:00 p.m. Pacific) to discuss the quarter in more detail. This conference call will be webcast live and can be accessed from Cherokee's website at www.cherokeepwr.com. A replay of the webcast will be available on Cherokee's website immediately following the call.
    Investors who prefer to dial into the conference may call
866.578.5788 or 617.213.8057 for International callers. The passcode for both is 85936032. Please call in 10 minutes before the start of the call.
    A telephone replay will be available shortly after the live call. The replay number in the U.S. is 888.286.8010, and 617.801.6888 for International callers. The passcode for the telephone replay is 59381968. The telephone replay will be available through November 22, 2005.

    About Cherokee International Corporation

    Cherokee International Corporation designs and manufactures high reliability custom and standard power supplies for original equipment manufacturers. Our advanced power supply products are typically custom designed into higher-end applications in the computing and storage, wireless infrastructure, enterprise networking, medical and industrial markets.

    Safe Harbor Statement

    Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) changes in general economic and business conditions, domestically and internationally, (2) reductions in sales to, or the loss of, any of the Company's significant customers or in customer capacity generally, (3) changes in the Company's sales mix to lower margin products, (4) increased competition in the Company's industry, (5) disruptions of the Company's established supply channels, (6) the Company's level of debt and restrictions imposed by its debt agreements, and (7) the additional risk factors identified in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K. Except as required by law, the Company undertakes no obligation to update any forward-looking statements, even though the Company's situation may change in the future.


                  CHEROKEE INTERNATIONAL CORPORATION
           Condensed Consolidated Statements of Operations
               (In Thousands, Except Per Share Amounts)
                             (Unaudited)

                               Three Months Ended   Nine Months Ended
                               Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                 2005      2004      2005      2004

Net sales                       $26,418   $36,375   $89,420  $111,829
Cost of sales                    21,753    26,434    70,801    77,613
    Gross profit                  4,665     9,941    18,619    34,216
Operating Expenses:
    Engineering and
     development                  2,116     2,462     6,822     7,128
    Selling and marketing         1,631     1,945     5,633     5,775
    General and administrative    2,560     2,180     8,736     6,281
    Stock compensation expense        -       227         -       227
    Gain from insurance
     proceeds                         -         -    (2,490)        -
    Total operating expenses      6,307     6,814    18,701    19,411
    Operating income (loss)      (1,642)    3,127       (82)   14,805

Interest expense                   (643)     (713)   (2,035)   (4,509)
Other income (expense), net          50        93        75        40
Income (loss) before income
 taxes                           (2,235)    2,507    (2,042)   10,336
Provision for income taxes          (73)      818     1,268     2,118
Net income (loss)               $(2,162)   $1,689   $(3,310)   $8,218

Income (loss) per share:
    Basic                        $(0.11)    $0.09    $(0.17)    $0.51
    Diluted                      $(0.11)    $0.09    $(0.17)    $0.50

Weighted average shares
 outstanding:
    Basic                        19,232    19,182    19,220    15,970
    Diluted                      19,232    19,463    19,220    18,397




                  CHEROKEE INTERNATIONAL CORPORATION
                 Condensed Consolidated Balance Sheets
                            (In Thousands)
                              (Unaudited)

                                                    Sept. 30, Dec. 31,
                                                      2005     2004
 ASSETS

 Current Assets:
 Cash and short-term investments                     $11,736  $18,763
 Accounts receivable, net                             24,415   27,929
 Inventories, net                                     28,514   28,278
 Prepaid expenses and other current assets             1,641    2,056
     Total current assets                             66,306   77,026

 Property and equipment, net                          16,625   15,028
 Goodwill and other assets, net                        7,992    7,758
                                                     $90,923  $99,812

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Current Liabilities:
 Accounts payable and accrued liabilities            $23,614  $26,782
     Total current liabilities                        23,614   26,782

 Long-term debt, net of current portion               46,630   46,630
 Other long-term obligations                           3,998    4,266
 Stockholders' equity                                 16,681   22,134
                                                     $90,923  $99,812




    CONTACT: Cherokee International Corporation
             Lin Fox, 714-508-2043
             lin.fox@cherokeepwr.com
             or
             Ann Jones (Investors), 714-508-2088
             info@cherokeepwr.com